Exhibit 99.1

Contact: David Messenger, CFO

Phone: 720.283.6120

Email: ir@udr.com

UDR Collects $200M Note Receivable

DENVER, CO (May 4, 2009) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), announced today that it has received payment in full of a $200 million note receivable related to UDR’s March 2008 portfolio sale.

The Company received $200 million plus accrued interest and intends to use proceeds from the note receivable to fund general corporate obligations.

In March 2008 the Company sold a portfolio of properties consisting of 86 communities for a total consideration of $1.7 billion including a note receivable in the amount of $200 million bearing interest at a rate of 7.5 percent per annum.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2008, UDR owned 44,388 apartment homes and had 2,242 homes under development and another 289 homes under contract for development in its pre-sale program. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.